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                                                                     EXHIBIT 3.1

                       THE COMPANIES LAW (1995 REVISION)
                       ---------------------------------

                           COMPANY LIMITED BY SHARES
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                    MEMORANDUM AND ARTICLES OF ASSOCIATION

                                      OF

                           APEX SILVER MINES LIMITED

 (Amended and Re-Stated by Special Resolution dated the 3/rd/ of October, 1997)


1.   The name of the Company is Apex Silver Mines Limited.

2. The Registered Office of the Company will be situate at the offices of CALEDONIAN BANK & TRUST LIMITED, GROUND FLOOR, CALEDONIAN HOUSE, MARY STREET, P.O. BOX 1043, GEORGE TOWN, GRAND CAYMAN, CAYMAN ISLANDS or at such other location as the Directors may from time to time determine.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 6(4) of The Companies Law (1995 Revision).

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 26(2) of The Companies Law (1995 Revision).

5. Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks and Trust Companies Law (1995 Revision), or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (1995 Revision), or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (1996 Revision).

6. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on
     outside the Cayman Islands;   Provided that nothing in this section shall
     be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.   The liability of the Shareholders is limited.

8. The capital of the Company is US$750,000.00 divided into 75,000,000 shares of a nominal or par value of US$0.01 each provided always that subject to the provisions of The Companies Law (1995

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     Revision) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary, Preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

9. The Company may exercise the power contained in Section 223 of The Companies Law (1995 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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